Contact: Jason S. Kirsch, APR Public Relations Manager (717) 612-3537 jason.kirsch@commercepc.com

FOR IMMEDIATE RELEASE

Commerce Bank Elevates Huggins
to Senior Management Team

EAST PENNSBORO TOWNSHIP, PA (Dec. 1, 2005) — Commerce Bank/Harrisburg, NA, the sole banking subsidiary of Pennsylvania Commerce Bancorp Inc. (NASDAQ: COBH), today announced that D. Scott Huggins, chief risk officer, has been appointed as a member of the bank’s senior executive management team.

Huggins joins the following Commerce Bank senior executives: Gary L. Nalbandian, founder, chairman, president and CEO; Mark A. Zody, chief financial officer; Rory G. Ritrievi, chief lending officer; and David B. Skerpon, chief retail officer. Huggins is responsible for all corporate risk management functions including internal audit, compliance and loan review.

“Scott is a valuable asset for our growing organization,” said Commerce Bank chairman, president and CEO Gary L. Nalbandian. “We look forward to his leadership as a member of our senior management team. His extensive experience in the critical area of risk management will help guide our company as we achieve further growth and success.”

A resident of Lititz, Lancaster County, Huggins previously served as senior vice president and chief auditor for Fulton Financial Corp. He has 34 years of risk management experience.

Huggins is a member of the Institute of Internal Auditors and the Association of Certified Fraud Examiners. He earned his bachelors of science degree in accounting from Albright College.

Commerce Bank/Harrisburg, “America’s Most Convenient Bank,” opened its first office in Camp Hill, PA, in June of 1985. In the 20 years since, the bank has cultivated a unique retail model that has produced continuous strong growth. The bank has doubled its number of branches in Pennsylvania in recent years, growing a network of 28 stores in Berks, Cumberland, Dauphin, Lebanon and York counties.

Commerce’s hallmark products and services include seven-day branch banking, free personal checking, free instant-issue ATM/Visa check card, free interactive Penny Arcade coin-counting machines, free online banking and 24/7 bank-by-phone.

In addition to retail banking, Commerce offers a diverse portfolio of commercial banking services including term loans, commercial mortgages, commercial leasing and lines of credit, and cash management services.

Commerce Bank/Harrisburg currently has assets of $1.5 billion. For more information about Commerce Bank/Harrisburg, visit the bank’s web site at commercepc.com.

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